Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2026

FOURTH QUARTER AND FULL-YEAR RESULTS

IRVINE, CA, September 3, 2026 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2026 fourth quarter and full-year ended June 30, 2026.

Quarter Ended June 30, 2026

Net sales for the three months ended June 30, 2026 increased $2.9 million, or 17%, to $20.4 million from $17.5 million for the three months ended June 30, 2025, due primarily to increased revenue from our largest customer’s next generation orthopedic handpiece. Gross profit for the three months ended June 30, 2026 increased $3.6 million, or 103%, to $7.1 million from $3.5 million for the three months ended June 30, 2025 similarly attributable to increased revenue from our largest customer’s next generation handpiece. During much of the fourth quarter of fiscal 2025, we were shipping our largest customer its legacy handpiece, until the customer released its product hold on the next generation handpiece late in that quarter, at which point we resumed production and shipment of its next generation handpiece late in the same quarter. Our gross margin increased from 20% for the three months ended June 30, 2025, to 35% for the three months ended June 30, 2026, due to favorable product mix, better absorption of our indirect manufacturing costs and favorable margins derived from our subsidiary, Advanced Precision Machining, LLC (“APM”), which we acquired in the third quarter of fiscal 2026.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended June 30, 2026, increased $1.4 million to $3.6 million, compared to $2.2 million for the prior fiscal year’s corresponding quarter. Selling, general and administrative expenses increased by $1.3 million, and research and development expenses increased by $111,000 for the quarter ended June 30, 2026, compared to the corresponding quarter in fiscal 2025. The increases relate primarily to a $349,000 allowance for uncollectible receivables, $436,000 of APM’s separate administrative expenses, $250,000 in consulting payments paid to the founder of APM to assist with our manufacturing operations, as well as increased personnel and related expenses to support our continued growth.

Our operating income for the quarter ended June 30, 2026, increased $2.2 million, or 163%, to $3.5 million compared to $1.3 million for the prior fiscal year’s corresponding quarter. The increase reflects our increased gross profit partially offset by higher operating expenses, as described above.

Net income for the quarter ended June 30, 2026, increased by $1.7 million to $2.9 million, or $0.87 per diluted share, compared to $1.2 million, or $0.36 per diluted share, in the corresponding quarter in 2025.

Year Ended June 30, 2026

Net sales for the fiscal year ended June 30, 2026 increased $10.9 million, or 16%, to $77.5 million from $66.6 million for the fiscal year ended June 30, 2025, due primarily to a of $15.3 million increase in revenue from our largest customer, related primarily to its next generation orthopedic handpiece, offset by a $6.0 million reduction in repair revenue, primarily from our largest customer. Additionally, our NRE revenue increased $952,000 in the fiscal year ended June 30, 2026 compared to the prior fiscal year and APM added $718,000 in revenue since our acquistion of APM on February 9, 2026.

Gross profit for the fiscal year ended June 30, 2026, increased $4.8 million, or 25%, to $24.3 million compared to $19.5 million for fiscal 2025. Our gross margin increased from 29% in fiscal 2025 to 31% in fiscal 2026, due to overall favorable product mix.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the fiscal year ended June 30, 2026, increased $2.5 million or 29% to $11.3 million from $8.8 million in the prior fiscal year. The increase relates primarily to an increase of $1.2 million in personnel costs included in general and administrative expenses to support our continued growth, which amount includes $582,000 of company-wide bonus accruals and non-cash equity compensation expense, as well as $500,000 in non-recurring consulting fees paid to APM’s founder, $669,000 of APM’s separate operating expenses, and the $349,000 allowance for uncollectible receivables referenced above. The decrease in research and development expenses in fiscal 2026 is primarily related to a decrease in legal expenses related to intellectual property matters.

Our operating income for the year ended June 30, 2026, increased $2.3 million, or 22%, to $13.0 million compared to $10.7 million for the prior fiscal year’s corresponding quarter. The increase reflects our increased sales and gross profit, as described above.

Net income for the fiscal year ended June 30, 2026, was $13.7 million, or $4.12 per diluted share, compared to $9.0 million, or $2.67 per diluted share, for fiscal 2025. Our net income for the fiscal years ended June 30, 2026 and 2025 contains gains on our marketable equity investments of $5.7 million and $2.1 million, respectively. All of our investments are recorded at estimated fair value, and the valuation can be highly volatile.

CEO Comments

“We are very pleased with our fiscal 2026 performance including completing the acquisition of APM and increasing sales by 16%.” said the Company’s President and Chief Executive Officer Richard L. (“Rick”) Van Kirk. “I continue to extend my gratitude to the Pro-Dex team for their continued teamwork and focus on execution.” Mr. Van Kirk concluded.

 About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered, and electric multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adaptive torque-limiting software and proprietary sealing solutions that appeal to our customers, primarily medical device distributors. Additionally, we provide engineering, quality, and regulatory consulting services to our customers. Our APM subsidiary manufactures parts and assemblies for the aerospace and defense industries in addition to providing several machined components to support Pro-Dex’s customers. Pro-Dex, Inc. also sells rotary air motors to a wide range of industries; however, these air motors comprise a de minimis portion of our business. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's websites at www.pro-dex.com and www.advanced-precision.com.

Statements herein concerning the Company's plans, growth and strategies may include “forward-looking statements” within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance as well as management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business risks of the Company set forth in the Company's filings with the Securities and Exchange Commission, including is Annual Report of Form 10-K. The Company undertakes no obligation to update any forward-looking statement, except as required by law.

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PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$8,192	$419
Investments	1,150	6,740
Accounts receivable, net of allowance for credit losses of $349 and $0 at June 30, 2026 and 2025, respectively	21,205	16,433
Deferred costs	70	24
Inventory	21,458	22,213
Income taxes receivable	620	1,056
Prepaid expenses	553	410
Total current assets	53,248	47,295
Land and building, net	5,967	6,061
Equipment and improvements, net	5,373	5,153
Right of use asset, net	602	1,050
Intangibles, net	686	26
Deferred income taxes, net	1,544	1,415
Investments	504	148
Goodwill	6,525	—
Other assets	60	44
Total assets	$74,509	$61,192

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,262	$4,614
Accrued liabilities	4,366	3,479
Income taxes payable	124	186
Deferred revenue	26	202
Notes payable	4,205	6,148
Total current liabilities	12,983	14,629
Non-current liabilities:
Lease liability, net of current portion	627	685
Notes payable, net of current portion	13,266	9,246
Total non-current liabilities	13,893	9,931
Total liabilities	26,876	24,560

Commitments and Contingencies:

Shareholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 3,186,135 and 3,261,043 shares issued and outstanding at June 30, 2026 and 2025, respectively	—	704
Retained earnings	47,633	35,928
Total shareholders’ equity	47,633	36,632
Total liabilities and shareholders’ equity	$74,509	$61,192

 PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share data)

	Three Months Ended June 30, (Unaudited)		Years Ended June 30,
	2026	2025	2026	2025

Net sales	$20,405	$17,494	$77,548	$66,593
Cost of sales	13,314	14,004	53,213	47,083
Gross profit	7,091	3,490	24,335	19,510

Operating expenses:
Selling, general and administrative expenses	2,546	1,241	7,999	5,185
Research and development costs	1,016	905	3,345	3,636
Total operating expenses	3,562	2,146	11,344	8,821

Operating income	3,529	1,344	12,991	10,689
Interest expense	(271)	(226)	(812)	(829)
Gain on marketable equity investments, net	212	460	5,655	2,116
Interest and dividend income	55	21	181	82

Income before income taxes	3,525	1,599	18,015	12,058
Income tax expense	668	403	4353	3,080
Net income	$2,857	$1,196	$13,662	$8,978

Basic & Diluted income per share:
Basic net income per share	$0.90	$0.37	$4.24	$2.73

Diluted net income per share	$0.87	$0.36	$4.12	$2.67

Weighted average shares outstanding:
Basic	3,189,727	3,261,043	3,225,884	3,287,844
Diluted	3,294,325	3,350,449	3,317,064	3,361,207

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,662	$8,978
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,394	1,239
Unrealized loss (gain) on equity investments	3,434	(1,521)
Gain on sale of investments	(9,089)	(595)
Non-cash straight-line lease amortization	(49)	(33)
Allowance for credit losses	368	—
Amortization of loan fees, net	12	9
Share-based compensation	688	555
Deferred income taxes	(129)	140
Changes in operating assets and liabilities:
Accounts receivable	(4,713)	(2,546)
Deferred costs	(46)	238
Inventory	1,630	(6,944)
Prepaid expenses and other assets	(105)	(67)
Accounts payable and accrued expenses	(12)	179
Deferred revenue	(176)	188
Income taxes	373	(1,502)
Net cash provided by (used in) operating activities	7,242	(1,682)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and improvements	(483)	(1,246)
Purchase of APM, net of cash acquired	(6,493)	—
Purchases of investments	(350)	(899)
Proceeds from sale of investments	11,239	1,907
Net cash provided by (used in) investing activities	3,913	(238)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on notes payable, leases, and revolving loan	(23,649)	(11,528)
Proceeds from notes and revolving loan, net of fees	23,617	15,003
Repurchases of common stock	(3,408)	(3,504)
Payments of employee taxes on net issuance of common stock	(27)	(305)
Proceeds from exercise of stock options and ESPP contributions	85	42
Net cash used in financing activities	(3,382)	(292)

Net increase (decrease) in cash and cash equivalents	7,773	(2,212)
Cash and cash equivalents, beginning of year	419	2,631
Cash and cash equivalents, end of year	$8,192	$419